United States securities and exchange commission logo





                     May 5, 2023

       Michael White
       Chief Financial Officer
       Piedmont Lithium Inc.
       32 North Main Street, Suite 100
       Belmont, North Carolina
       28012

                                                        Re: Piedmont Lithium
Inc.
                                                            Form 10-KT for the
Fiscal Year ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-38427

       Dear Michael White:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation